Exhibit 4.1
                             COMPENSATION AGREEMENT


     This Compensation Agreement is dated as of July 15, 2004 among Secured Digital Applications, Inc., a Delaware corporation (the "Company") and Soong Kwong Choon ("Consultant").

     WHEREAS, the Company has requested the Consultant to provide the Company with consulting services in the area of business development use of information communications technologies and biometric applications in public and private sectors, international relations and industrial relations, and the Consultant has agreed to provide the Company with such services; and

     WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will issue 960,000 shares of the Company's common stock, $.00001 par value per share, to Consultant. The shares shall be issued in four equal installments of 240,000 shares on July 15, 2004, October 15, 2004, January 15, 2005 and April 15, 2005. The shares to be issued shall represent payment of the balance due in the amount of $268,800 for consulting services rendered to the Company.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                     SECURED DIGITAL APPLICATIONS, INC.


                                     /s/Patrick Soon-Hock Lim
                                     ------------------------
                                        Patrick Soon-Hock Lim
                                        Chairman


                                     /s/ Soong Kwong Choon
                                     ---------------------
                                         Soong Kwong Choon